Exhibit 10.43

MOTOROLA MOBILITY

SUBSTITUTE AWARD DOCUMENT

For the

Motorola Mobility Holdings, Inc. Legacy Incentive Plan

Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient:	Sanjay K. Jha	Date of Expiration:	8/14/2018
Commerce ID#:		Original Number of Options Granted (adjusted):

Original Date of Grant:	8/04/2008	Exercise Price (adjusted):

Number of Options Outstanding as of January 4, 2011 (adjusted):

On the Original Date of Grant (the “Date of Grant”), Motorola, Inc. granted you options to purchase shares of its common stock [under the Motorola Omnibus Incentive Plan of 2006] [pursuant to inducement grant exception under the New York Stock Exchange rules]. Such options have been assumed by Motorola Mobility Holdings, Inc. (“Motorola Mobility” or the “Company”) through the Motorola Mobility Holdings, Inc. Legacy Incentive Plan (the “Plan”) as of the Distribution Date (as defined in the Plan). The number of options (“Options”) awarded to you and the exercise price per Option (as adjusted, the “Exercise Price”) have been adjusted as stated above to reflect the assumption and substitution of the awards by Motorola Mobility under the terms of the Plan. As adjusted, each Option entitles you to purchase one share of Motorola Mobility’s common stock on the terms described below and in the Plan. Your future vesting and exercise period will be based on your employment or service with Motorola Mobility or a Subsidiary (as defined below).

The terms and conditions of this Award Document should be construed and interpreted in accordance with the above, as well as the terms and conditions of the Plan.

Your Options will continue to vest and become exercisable in accordance with the original terms and conditions set forth in the applicable Motorola Plans (as defined in the Plan) and your award agreement having the Original Date of Grant specified above, including any special vesting dates or conditions, with the exception that your vesting on and after January 4, 2011 shall be determined solely by reference to your employment or service with Motorola Mobility or a Subsidiary. For the Number of Options Outstanding as of January 4, 2011(as adjusted) that are currently vested and exercisable, and those that are scheduled to vest and become exercisable on each future vesting date, you should refer to your on-line account (currently with Morgan Stanley Smith Barney, and reachable at https://www.benefitaccess.com/). You are strongly encouraged to view your on-line account immediately to completely understand your Options and their vesting schedule.

Reference is made to the employment agreement (“Employment Agreement”) by and between Sanjay K. Jha and Motorola, dated as of the 4th day of August 2008.

Vesting and Exercisability

You cannot exercise the Options until they have vested.

Regular Vesting – The Options will vest according to the terms and conditions described above (subject to the other terms hereof).

Special Vesting – The Employment Agreement contains additional terms regarding the vesting of your Options.

Exercisability – In general, you may exercise Options at any time after they vest and before they expire as described below. The Employment Agreement contains additional terms regarding the exercisability of your Options under certain circumstances.

Expiration

All Options expire on the earlier of (1) the Date of Expiration as stated above or (2) such earlier date provided for under the terms of the Employment Agreement. Once an Option expires, you no longer have the right to exercise it.

Employment Agreement

The vesting, exercisability and forfeiture of your Options will be subject to the terms of Section 5 of the Employment Agreement. In addition, your Options will be subject to Section 3(b)(iii)(G) and Section 3(b)(iii)(H) of the Employment Agreement.

Leave of Absence/Temporary Layoff

If you take a Leave of Absence from Motorola Mobility or a Subsidiary that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and which does not constitute a termination of employment as determined by Motorola Mobility or a Subsidiary or you are placed on Temporary Layoff (as defined below) by Motorola Mobility or a Subsidiary the following will apply:

Vesting of Options – Options will continue to vest in accordance with the terms and conditions set forth above.

Exercising Options – You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.

Effect of Termination of Employment or Service – If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined in accordance with Section 5 of the Employment Agreement.

Other Terms

Method of Exercising – You must follow the procedures for exercising options established by Motorola Mobility from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola Mobility or a Subsidiary in connection with the exercise. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.

Transferability – Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.

Tax Withholding – Motorola Mobility or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of common stock deliverable in connection with the exercise of the Options. You may satisfy any minimum withholding obligation and additional withholding, if desired, by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount to be withheld.

Definition of Terms

If a term is used but not defined, it has the meaning given such term in the Plan.

“Fair Market Value” is the closing price for a share of Motorola Mobility common stock on the date of grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal at www.online.wsj.com.

“Subsidiary” means an entity of which Motorola Mobility owns directly or indirectly at least 50% and that Motorola Mobility consolidates for financial reporting purposes.

“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.

Consent to Transfer Personal Data

By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola Mobility, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola Mobility, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola Mobility and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola Mobility and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Mobility in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola Mobility; however, withdrawing your consent may affect your ability to participate in the Plan.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights

You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola Mobility or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola Mobility, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

No Relation to Other Benefits/Termination Indemnities

Your acceptance of this award and participation under the Plan is voluntary. The value of your stock option awarded herein is an extraordinary item of compensation. Except as provided in the Employment Agreement, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

Substitute Stock Appreciation Right

Subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, Motorola Mobility reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in common stock.

Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by these terms and conditions, the Plan and the Stock Option Consideration Agreement.

Other Information about Your Options and the Plan

The Plan and the Prospectus for the Plan are available at http://my.mot-mobility.com/go/EquityAwards or send your request to Equity Administration, 6450 Sequence Drive, San Diego, CA 92121 or equityadmin@motorola.com.